UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2009

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement

On January 27, 2009, Cott Corporation (the “Company”) received written notice from Wal-Mart Stores, Inc. (“Wal-Mart”) stating that Wal-Mart was exercising its right to terminate, without cause, the Supply Contract dated December 21, 1998, between Cott Beverages Inc., a wholly-owned subsidiary of the Company, and Wal-Mart (the “Agreement”). The termination is effective on January 28, 2012. Pursuant to the terms of the Agreement, the Company was the exclusive supplier to Wal-Mart of retailer brand carbonated soft drinks in the United States. The termination provision of the Agreement provides for exclusivity to be phased out over a period of three years following notice of termination (the “Notice Period”). Accordingly, the Company has the right to supply at least two-thirds of Wal-Mart’s total carbonated soft drink volumes in the United States during the first 12 months of the Notice Period, and the Company has the right to supply at least one-third of Wal-Mart’s total carbonated soft drink volumes in the United States during the second 12 months of the Notice Period.

Notwithstanding the receipt of notice of termination of the Agreement, the Company continues to supply Wal-Mart with a variety of retailer brand products in North America, the United Kingdom and Mexico, including carbonated soft drinks, sparkling flavored waters, bottled water, energy drinks and ready-to-drink teas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

February 2, 2009	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer